Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Joseph Espeso (203) 853-0700

BOLT TECHNOLOGY REPORTS SECOND QUARTER RESULTS

NORWALK, CT., January 26, 2005 – Bolt Technology Corporation (AMEX:BTJ) today announced financial results for the second quarter and the first six months of fiscal year 2005.

Sales for the second quarter of fiscal 2005, the three months ended December 31, 2004, were $4,467,000 compared to $3,501,000 for the second quarter of fiscal 2004 and net income for the quarter amounted to $277,000 or $0.05 per diluted share, compared to $225,000 or $0.04 per diluted share in last year’s second quarter.

For the first half of fiscal 2005, the six months ended December 31, 2004, sales were $8,306,000 compared to $7,167,000 last year. Net income for the first half of fiscal 2005 amounted to $488,000 or $0.09 per diluted share compared to $566,000 or $0.10 per diluted share last year.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “We are pleased to report that our sales for the second quarter of fiscal 2005 increased 28% from last years second quarter and 16% from the first quarter of fiscal 2005. The increased sales are primarily due to increased world-wide marine seismic exploration activity.”

Mr. Soto added, “We believe marine seismic exploration activity will continue to increase during the last two quarters of the year and such increase should benefit our geophysical equipment sales. In this regard, we recently received an order from the China Petroleum Materials and Equipment Corporation for a Marine Seismic Exploration Source System which is in excess of $2,000,000. This system which includes our new Annular Port Air Guns is scheduled for delivery in the fourth quarter. Customer inquiries and requests for quotations also continue at a high level. Accordingly, we continue to be cautiously optimistic that fiscal 2005 will be a good year for our Company.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources and underwater connectors used in the offshore seismic exploration for oil and gas. Bolt also designs and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with decreased demand for the Company’s products due to fluctuation in energy industry activity, reliance on certain significant customers, significant amount of foreign sales and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003
Sales	$4,467,000	$3,501,000	$8,306,000	$7,167,000
Costs and expenses	4,018,000	3,147,000	7,517,000	6,307,000

Income before income taxes	449,000	354,000	789,000	860,000
Provision for income taxes	172,000	129,000	301,000	294,000

Net income	$277,000	$225,000	$488,000	$566,000

Earnings per share	$0.05	$0.04	$0.09	$0.10
Average shares outstanding	5,515,000	5,485,000	5,500,000	5,482,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,
	2004	2003
Assets

Current Assets
Cash and cash equivalents	$3,582,000	$2,119,000
Accounts receivable, net	2,460,000	1,936,000
Inventories	5,063,000	5,387,000

Other	343,000	599,000

	11,448,000	10,041,000
Property and equipment, net	776,000	832,000
Goodwill	11,063,000	11,106,000
Other	108,000	132,000

	$23,395,000	$22,111,000

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$644,000	$365,000
Accrued liabilities	792,000	641,000

	1,436,000	1,006,000

Deferred income taxes	55,000	—

Total liabilities	1,491,000	1,006,000

Stockholders’ equity	21,904,000	21,105,000

	$23,395,000	$22,111,000

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